EXHIBIT 32

CERTIFICATION PURSUANT TO 18
U.S.C. SECTION 1350

In connection with the Annual Report of Joy Global Inc. (the “registrant”) on Form 10-K for the fiscal year ended October 26, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “report”), we, Michael W. Sutherlin and James H. Woodward, Jr., Chief Executive Officer and Chief Financial Officer, respectively, of the registrant, certify, pursuant to 18 U.S.C. § 1350, that to our knowledge:

(1)	The report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

      Dated: December 21, 2007

/s/ Michael W. Sutherlin Michael W. Sutherlin President and Chief Executive Officer /s/ James H. Woodward, Jr. James H. Woodward, Jr. Executive Vice President, Chief Financial Officer and Treasurer